Exhibit 10.17

QUICKSILVER RESOURCES INC.

Description of 2011 Cash Bonuses

After considering the contributions made to multiple projects by Mr. Philip W. Cook and Mr. John C. Cirone during 2011, the Compensation Committee of the Board of Directors of Quicksilver Resources Inc. approved payment of a one-time cash bonus payable on December 30, 2011 to the following executive officers:

Name	Amount
Philip W. Cook	$75,000
John C. Cirone	$60,000